SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                          NATIONAL CITY BANCORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                          NATIONAL CITY BANCORPORATION
                                651 NICOLLET MALL
                       MINNEAPOLIS, MINNESOTA 55402-1611



                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 19, 2000

                               ------------------


TO THE STOCKHOLDERS OF NATIONAL CITY BANCORPORATION:

     Please take notice that the Annual Meeting of Stockholders of National City Bancorporation will be held, pursuant to due call by the Board of Directors of the Company, at Gaviidae Common, 651 Nicollet Mall, Fifth Floor, Minneapolis, Minnesota, on Wednesday, April 19, 2000 at 11:00 a.m., or at any adjournment or postponements thereof, for the purpose of considering and taking appropriate action with respect to the following:

     1. To elect three persons to the Board of Directors for terms ending in 2003.

     2. To transact any other business as may properly come before the meeting or any adjournments or postponements thereof.

     Pursuant to due action of the Board of Directors, stockholders of record on February 21, 2000, will be entitled to vote at the meeting or any adjournments or postponements thereof.

     A PROXY FOR THE MEETING IS ENCLOSED HEREWITH. YOU ARE REQUESTED TO FILL IN AND SIGN THE PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.


                                        By Order of the Board of Directors

                                        NATIONAL CITY BANCORPORATION

                                        /s/ Thomas J. Freed

                                        Thomas J. Freed,
                                        SECRETARY

March 22, 2000

                                 PROXY STATEMENT

                                       OF

                          NATIONAL CITY BANCORPORATION
                                651 NICOLLET MALL
                        MINNEAPOLIS, MINNESOTA 55402-1611



                               ------------------

                    ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                 APRIL 19, 2000

                               ------------------



                               PROXIES AND VOTING

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of National City Bancorporation (the "Company") to be used at the Annual Meeting of Stockholders of the Company to be held Wednesday, April 19, 2000, at 11:00 a.m., at Gaviidae Common, 651 Nicollet Mall, Fifth Floor, Minneapolis, Minnesota. The approximate date on which this Proxy Statement and the accompanying proxy were first sent or given to stockholders was March 22, 2000. Each stockholder who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke the same at any time prior to its use by giving notice of such revocation to the Company in writing or in open meeting. Unless so revoked, the shares represented by each such proxy will be voted at the meeting and at any adjournments or postponements thereof. Presence at the meeting of a stockholder who has signed a proxy does not alone revoke that proxy. Only stockholders of record at the close of business on February 21, 2000 will be entitled to vote at the meeting or any adjournments or postponements thereof. It is the intention of the persons named as proxies in the accompanying form of proxy, unless such authority is withheld, to vote for the election of each nominee to the Board of Directors identified below. In order to be elected a director of the Company, a nominee must receive a majority of the votes cast by the shares entitled to vote in the election at an Annual Meeting at which a quorum is present. The abstention or failure to vote shares present at an Annual Meeting and broker nonvotes do not have the effect of a vote "against" a nominee.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The Company has outstanding only one class of voting securities, common stock, $1.25 par value, of which 8,721,712 shares were outstanding as of the close of business on the record date, February 21, 2000. Each share of the Company's common stock is entitled to one vote.

     The following table sets forth, as of February 21, 2000, all persons known by the Company to be the owner, of record or beneficially, of more than five percent of the issued and outstanding common stock of the Company, for each of the executive officers named in the Summary Compensation Table and for all executive officers and directors as a group. David L. Andreas is a director of the Company.

                                                   SHARES
                   NAME AND ADDRESS             BENEFICIALLY      PERCENT
                 OF BENEFICIAL OWNER               OWNED         OF CLASS
         ----------------------------------    -------------     --------

         David L. Andreas                         610,440(1)        7.0
         P.O. Box E1919
         Minneapolis, Minnesota 55480

         Dorothy Inez Andreas                   1,712,711(2)       19.6
         P.O. Box 728
         Mankato, Minnesota 56001

         Dwayne O. Andreas                        614,710(3)        7.0
         P.O. Box 728
         Mankato, Minnesota 56001

         Lowell W. Andreas                        851,858(4)        9.8
         P.O. Box 728
         Mankato, Minnesota 56001

         Thomas J. Freed                           12,223(5)         *

         Robert L. Olson                           16,032(6)         *

         All executive officers and
          directors as a group (17 persons)     1,069,135          12.3
---------------------

    *Less than one percent.

(1) President and Chief Executive Officer of the Company. See footnote (5) to the table under the heading "Election of Directors."

(2) Includes 29,842 shares held as sole or co-trustee of trusts for members of Mrs. Andreas' family, in which Mrs. Andreas disclaims beneficial ownership. Does not include 614,710 shares beneficially owned by spouse, Dwayne O. Andreas, in which Mrs. Andreas disclaims beneficial ownership. See footnote
     (3).

(3) Represents shares held as sole or co-trustee of trusts for members of Mr. Andreas' family, in which Mr. Andreas disclaims beneficial ownership. Does not include 1,712,711 shares beneficially owned by spouse, Dorothy Inez Andreas, in which Mr. Andreas disclaims beneficial ownership. See footnote
     (2).

(4) Included in the shares beneficially owned by Lowell W. Andreas are 499,090 shares reported as beneficially owned by David L. Andreas.

(5) Secretary and Chief Financial Officer of the Company and Senior Vice President and Chief Financial Officer of National City Bank of Minneapolis.

(6) President and Chief Executive Officer of Diversified Business Credit, Inc. and member of the Company's Board of Directors.

                              ELECTION OF DIRECTORS

     The Restated Articles of Incorporation of the Company provide for the division of the Board of Directors into three classes, with the directors in each class serving for a term of three years. At the 2000 Annual Meeting of Stockholders, three directors are to be elected to serve until the 2003 Annual Meeting or until their successors are elected and qualified. The three nominees are currently serving as directors and have consented, if elected, to serve a new term. Management proposes for election to the Board of Directors the nominees listed below:

                                                                                              SHARES
                                    PRINCIPAL OCCUPATION, BUSINESS                         BENEFICIALLY
                                EXPERIENCE DURING PAST FIVE YEARS AND      DIRECTOR        OWNED AS OF        PERCENT
NAME AND AGE                      DIRECTORSHIPS IN PUBLIC COMPANIES          SINCE      DECEMBER 31, 1999     OF CLASS
------------                  -----------------------------------------   ----------   -------------------   ---------
NOMINEES

Terry L. Andreas (57)         Chairman of the Board of the School for       1987             275,780(1)         3.2
                              Field Studies, Beverly, Massachusetts

Sharon N. Bredeson (58)       President, Chief Executive Officer and        1998                 321               (2)
                              director of Staff-Plus, Inc.

James B. Goetz, Sr. (63)      President, Chief Executive Officer and        1998               3,339(3)            (2)
                              director of Goetz Companies in Portage,
                              Wisconsin

CONTINUING DIRECTORS

John H. Daniels, Jr. (52)     Partner in the law firm of Willeke &          1982**             3,846               (2)
                              Daniels, Minneapolis, Minnesota

Wendell R. Anderson (67)      Of counsel to the law firm of Larkin,         1980**               100               (2)
                              Hoffman, Daly & Lindgren Ltd.,
                              Minneapolis, Minnesota. Mr. Anderson
                              is a director of Fingerhut Corporation,
                              Turbolyne Technologies, Inc. and Ecos
                              Group, Inc.

David C. Malmberg (57)        Mr. Malmberg has served as the                1994**             5,843               (2)
                              Non-executive Chairman of the Board of
                              National City Bank of Minneapolis since
                              September 1994 and non-executive
                              Chairman of the Board of the Company
                              and Diversified Business Credit, Inc.
                              since 1998. Mr. Malmberg is the
                              Chairman of the Board of Directors and
                              former President and Chief Executive
                              Officer of Fieldworks, Inc. Since 1994,
                              Mr. Malmberg has been the President of
                              David C. Malmberg, Inc., a management
                              consulting and investment banking firm.
                              Mr. Malmberg is also the Non-executive
                              Chairman of the Board of Three five
                              Systems, Inc. and a director of PPT
                              Vision, Inc.

Walter E. Meadley, Jr. (67)   Mr. Meadley retired as Vice Chairman of       1990**            18,739(4)            (2)
                              the Board of National City Bank of
                              Minneapolis effective December 31, 1995.
                              Mr. Meadley was Vice Chairman from
                              September 1994 to December 1995. Prior
                              thereto, Mr. Meadley was President and
                              Chief Executive Officer of National City
                              Bank of Minneapolis.

                                                                                              SHARES
                                    PRINCIPAL OCCUPATION, BUSINESS                         BENEFICIALLY
                                EXPERIENCE DURING PAST FIVE YEARS AND      DIRECTOR        OWNED AS OF        PERCENT
NAME AND AGE                      DIRECTORSHIPS IN PUBLIC COMPANIES          SINCE      DECEMBER 31, 1999     OF CLASS
------------                  -----------------------------------------   ----------   -------------------   ---------
David L. Andreas (51)         President and Chief Executive Officer of      1980*            610,440(5)         7.0
                              the Company since 1998; Chairman of the
                              Board and Chief Executive Officer of the
                              Company from 1987 to 1998. President
                              and Chief Executive Officer of National
                              City Bank of Minneapolis since
                              September 1994. From 1991 through
                              September 1994, Mr. Andreas was
                              Chairman of the Board of National City
                              Bank of Minneapolis

C. Bernard Jacobs (80)        Retired as President and Chief Executive      1974*             49,638(6)            (2)
                              Officer of the Company and Chairman of the
                              Board of National City Bank of Minneapolis
                              in 1984.

Robert L. Olson (54)          President and Chief Executive Officer of      1998*             16,032               (2)
                              Diversified Business Credit, Inc.

Roger H. Scherer (63)         Chairman of the Board of Scherer              1990*              6,492               (2)
                              Brothers Lumber Co., former President
                              and Chief Executive Officer of Scherer
                              Brothers Lumber Co.

Michael J. Boris (53)         Private investor and consultant since         1998*                946               (2)
                              August, 1997. From 1981 to 1997, Mr. Boris
                              served in various finance officer positions
                              with Medtronic, Inc.

Esperanza                     President, Chief Executive Officer and        1998*                256               (2)
 Guerrero-Anderson (55)       director of Milestone Growth Fund, Inc.,
                              and director of Leann Chin, Inc.

------------------
(1) Includes 14,921 shares held as co-trustee of trust for a child in which she disclaims beneficial ownership.

(2) Represents less than one percent of the outstanding shares of the Company's common stock

(3) Includes 2,500 shares owned by Goetz Companies, a corporation owned and managed by Mr. Goetz.

(4) Includes 9,852 shares held for Mr. Meadley by the Company's Incentive Savings Plan.

(5) Includes 89,402 shares held as co-trustee of trusts for members of David Andreas' family and in which he disclaims beneficial ownership.

(6) Includes 784 shares owned by his spouse in which he disclaims beneficial ownership.

    *Term as director expires in 2001.

   **Term as director expires in 2002.

     Terry L. Andreas is David L. Andreas' first cousin.

     The information contained in the foregoing footnotes is for explanatory purposes only and none of the persons named therein is the beneficial owner of shares designated as beneficially owned by or held in trust for any other person, including family members.

     Marvin Borman, Kenneth H. Dahlberg and Thomas E. Holloran, directors whose terms expire on the date of the annual meeting, will retire from the Board rather than stand for reelection.

     All shares represented by proxies will be voted FOR the election of the foregoing nominees unless otherwise specified; PROVIDED, HOWEVER, that if any such nominee should withdraw or otherwise become unavailable for reasons not presently known, such shares may be voted for another person in place of such nominee in accordance with the best judgment of the persons named in the proxy.

                             EXECUTIVE COMPENSATION

     The following table sets forth the cash and noncash compensation earned for each of the last three fiscal years by the Chief Executive Officer of the Company and each of the executive officers of the Company and its subsidiaries whose salary and bonus earned in 1999 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION ($)
                NAME AND                   -----------------------------      ALL OTHER
           PRINCIPAL POSITION              YEAR    SALARY(1)      BONUS    COMPENSATION(2)
----------------------------------------   ----    ---------    --------   ---------------
David L. Andreas,                          1999     271,656      80,736        20,450
 President and Chief Executive             1998     263,000          --        18,663
 Officer of the Company and                1997     256,000      78,285        22,396
 President and Chief Executive of
 National City Bank of Minneapolis

Thomas J. Freed,                           1999     127,450      25,133         3,823
 Secretary and Chief Financial Officer     1998     122,500          --         3,667
 of the Company, and Senior Vice           1997     117,000      24,079         3,510
 President and Chief Financial Officer
 of National City Bank of Minneapolis

Robert L. Olson,                           1999     310,000     606,811         4,800
 President and Chief Executive             1998     310,000     572,755         4,800
 Officer of Diversified Business           1997     280,000     558,179         4,750
 Credit, Inc.

------------------
(1) The amounts shown as Salary include amounts deferred by the executive officer into the Company's Incentive Savings Plan, which permits investment of such amounts in the Company's Common Stock.

(2) Other compensation amounts for 1999 included $4,800 for Mr. Andreas, $4,800 for Mr. Olson, and $3,823 for Mr. Freed as Company matching contributions to its Incentive Savings Plan; $15,650 as the value of benefits for Mr. Andreas, determined as prescribed by the Securities and Exchange Commission for such valuations, under a "split-dollar" life insurance arrangement.


EMPLOYMENT AGREEMENT

     Mr. Olson is employed as the President and Chief Executive Officer of Diversified Business Credit, Inc. pursuant to a non-cancelable employment agreement (the "Agreement") which expires on December 31, 2000. Under the Agreement, Mr. Olson is entitled to a minimum annual salary of $280,000 and an annual bonus equal to five percent of the "pre-tax profits" of Diversified Business Credit, Inc. for the applicable fiscal year. The term "pre-tax profits" is defined in the Agreement as income before income taxes determined in accordance with generally acceptable accounting principles ("GAAP"), except that in lieu of a provision for loan losses calculated under GAAP, earnings are reduced by the aggregate amount of outstanding loan balances and accrued interest receivable deemed specifically identified for charge-off by the Board of Directors of Diversified Business Credit, Inc.


PENSION PLAN

     Effective January 1, 1995, the Company's Pension Plan was amended to provide a new type of defined benefit, commonly known as a "cash balance" formula. Under the new formula, pension benefits are based on an employee's hypothetical account balance, rather than final average compensation and years of service. As of January 1, 1995, each employee's benefits accrued under the previous formula were converted to an amount equal to their actuarial present value. That amount became the employee's hypothetical account balance.

     That balance (if any) is increased after January 1, 1995, by hypothetical annual allocations at the end of each subsequent year of Company service equal to a specified percentage of the employee's compensation. The annual allocation percentage is between 1.5 percent and 6 percent, depending on the sum of the employee's age and Company service. A similar percentage is allocated for any of the employee's compensation that exceeds the taxable wage base for Social Security taxes. The hypothetical account is also increased by hypothetical interest for each year until the benefit is paid, at the greater of six percent annually or a variable index rate based on certain U.S. Treasury securities. Generally, the "cash balance" benefit is payable in a lump sum equal to the hypothetical account balance, or in the form of a life annuity selected by the employee.

     Under the Pension Plan's new formula, the estimated annual benefit payable upon retirement at age 65 for Mr. Andreas, Mr. Freed and Mr. Olson is $81,919, $55,818 and $48,388, respectively.

     The Pension Plan also provides that certain employees will receive an annual benefit under the old formula if that amount is larger than their benefits under the new formula. The employees eligible for this treatment are those who have either attained age 55 and completed ten years of Company service, or attained age 45 and completed twenty years of Company service as of January 1, 1995. Mr. Freed qualifies for this treatment. The projected annual benefit payable to Mr. Freed upon retirement at age 65 is $73,485 under the Pension Plan's old formula.

     The following table shows the estimated annual benefit payable upon retirement at age 65 to Mr. Freed, for various combinations of final average salary and years of service under the Pension Plan's old formula.


                          QUALIFIED PENSION PLAN TABLE

                       ESTIMATED ANNUAL RETIREMENT BENEFIT
                                YEARS OF SERVICE
     FINAL     ---------------------------------------------------
   AVERAGE
    SALARY        15         20         25         30         35
   --------    -------    -------    -------    -------    -------
   $100,000    $26,777    $35,702    $44,628    $53,553    $58,553
    130,000     35,777     49,702     59,628     71,553     78,053
    160,000     44,777     59,702     74,628     89,553     97,553

     For purposes of the old formula under the Company's Pension Plan, final average salary is based on the "salary" and "bonus" amounts shown in the Summary Compensation Table for the highest 5 consecutive years within the last ten consecutive years which produce the highest average. However, beginning in 1994, any of such combined "salary" and "bonus" amounts that exceed $160,000 in any year is excluded from final average salary. The $160,000 limit will be adjusted for inflation in $10,000 increments, to be added each time the cumulative adjustment equals or exceeds $10,000. The table assumes the executive had reached age 65 on January 1, 1999. Benefits under the old Pension Plan formula are computed as an annuity for a single life, and are not subject to any deduction for Social Security benefits or other offset amounts.

     At December 31, 1999, Mr. Freed's amount of final average salary and number of year's service was $141,696 and 31, respectively.


SALARY CONTINUATION PLAN

     As a supplement to the Pension Plan, the Company has adopted a Salary Continuation Plan pursuant to agreements with certain officers of the Company and its subsidiaries. Under the Salary Continuation Plan, an officer will be entitled to a stated annual benefit equal to 50 percent of the officer's current salary for a period of 15 years (i) upon retirement from the Company after attaining age 65, or (ii) upon attaining age 65 if his or her employment had been previously terminated due to disability. In the event the executive dies after age 65, but before receiving the full 15 years of annual benefits, the remaining payments shall be paid to his or her beneficiaries

     If an executive's employment is terminated voluntarily, or involuntarily for cause, prior to attaining age 65, no salary continuation benefits shall be owing to the executive unless the executive is eligible for early retirement, because he or she has attained age 55 and has been employed for at least ten years. In this event the executive shall be paid a reduced annual benefit beginning at age 65, or an earlier benefit that is reduced further and payable upon termination. In the event the executive's employment is terminated as a result of a "change in control" of the Company as defined in the plan, the executive will be entitled to a reduced annual benefit pursuant to the early retirement terms of the plan, notwithstanding that the executive is under age 55 or has not been employed by the Company for 10 years.

     David L. Andreas, Thomas J. Freed and Robert L. Olson have entered into Salary Continuation Plan agreements with the Company that currently provide annual benefits at age 65 of approximately $136,000, $64,000 and $155,000, respectively.


CHANGE IN CONTROL AGREEMENTS

     In October 1995, certain officers of the Company and its subsidiaries (each, an "Officer"), including Mr. Freed, entered into agreements with the Company that provide for the payment of specified benefits if, within two years after a "change in control," the Company or its successor terminates the employment of the Officer for a reason other than death, disability or "cause" (as defined therein), or if the Officer elects to terminate his employment for "good reason" (as defined therein). In general, these agreements provide that a "change in control" will be deemed to have occurred if any person becomes the beneficial owner of 30 percent or more of the combined voting power of the outstanding securities of the Company or National City Bank of Minneapolis, unless (a) the person owned at least 5 percent of that voting power on October 25, 1995, or (b) the Company is the surviving corporation in a merger and a majority of the Company's Board of Directors remain in office after the merger. The terms of Mr. Freed's agreement provide that he will receive an amount equal to one and one-half times the sum of his base salary and the amount that he would otherwise earn for the current fiscal year under any executive compensation plan.


DIRECTORS' FEES

     If a Director of the Company or its subsidiaries is an employee of one of them, the Director receives no added compensation or fees for service as a Director. Each Director of the Company who is not such an employee receives a $6,000 annual retainer plus $500 for each board meeting attended. In addition, each non-employee director receives fees of $500 for committee meetings attended. David C. Malmberg also receives an additional $25,000 annual retainer for service as Non-executive Chairman of the Board of the Company and its subsidiaries. Non-employee directors receive no other forms of compensation from the Company for service as Directors.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Management Development and Compensation Committee consists of Marvin Borman, C. Bernard Jacobs, Roger H. Scherer, Sharon N. Bredeson, John H. Daniels, Jr., David C. Malmberg, James B. Goetz, Sr. and Thomas E. Holloran. Mr. Borman is a partner in the law firm of Maslon Edelman Borman & Brand, LLP, which rendered legal services to the Company and its subsidiaries during the past fiscal year. Maslon Edelman Borman & Brand is also a customer of National City Bank of Minneapolis. Mr. Scherer is the Chairman of the Board of Scherer Brothers Lumber which is a customer of National City Bank of Minneapolis. Mr. Scherer is also a customer of National City Bank of Minneapolis. All loans to Maslon Edelman Borman & Brand, Scherer Brothers Lumber and Mr. Scherer were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features.


BOARD MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Management Development and Compensation Committee (the "Committee") of the Board of Directors, consisting solely of non-employee directors, has provided the following report on executive compensation:

     The Committee has responsibility for executive compensation programs designed to attract, motivate, reward and retain the management talent required to lead the Company, achieve its business objectives and increase stockholder value. An executive's compensation consists of two elements: base salary and annual incentive compensation -- which are determined separately based on different sets of criteria. Each element of compensation is evaluated relative to recent levels of compensation for positions of similar responsibility at comparable financial institutions. The Committee believes that such institutions, in light of their similarity to the Company, are potential competitors for the executive talent National City Bancorporation and its subsidiaries seek to attract and retain.

     As described on page 5 of this Proxy Statement, Mr. Olson's entire annual compensation is determined pursuant to the terms of his employment contract with Diversified Business Credit, Inc.

     BASE SALARIES. Base salaries for executives, including the chief executive officer, typically approximate the salary for positions of similar responsibility at comparable institutions. Generally, substantial increases in base salary only occur in response to market changes or as a result of a major change in job responsibilities. During 1999, both Mr. Andreas and Mr. Freed received nominal increases in their base salaries.

     ANNUAL INCENTIVE COMPENSATION. National City Bank has a management incentive plan based on the subsidiary's net income performance relative to the annual budget. The plan provides for incentive payouts beginning at 90% of budget, with increased incentives beyond budget levels. Payouts are a percentage of base salary, and participation levels vary by management position. Mr. Andreas and Mr. Freed receive incentive payments of 30 percent and 20 percent respectively when the subsidiary attains net income performance equal to budget. During 1999, both Mr. Andreas and Mr. Freed received incentive accruals awarded in 2000.

                   SUBMITTED BY THE MANAGEMENT DEVELOPMENT AND
                             COMPENSATION COMMITTEE
                      OF THE COMPANY'S BOARD OF DIRECTORS:

Marvin Borman         C. Bernard Jacobs  Roger H. Scherer    Sharon N. Bredeson
John H. Daniels, Jr.  David C. Malmberg  James B. Goetz Sr.  Thomas E. Holloran

                       COMPARATIVE STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total stockholder return on National City Bancorporation common stock over the last five fiscal years with the cumulative total return on the Standard & Poors 500, the SNL $500M-$1B Bank Index which includes approximately 80 institutions and the SNL $1B-$5B Bank Index which includes approximately 121 institutions.

                            TOTAL RETURN PERFORMANCE

                               [PLOT POINTS CHART]

                                                            PERIOD ENDING
                               -------------------------------------------------------------------------
INDEX                          12/31/94     12/31/95     12/31/96     12/31/97     12/31/98     12/31/99
-----                          --------     --------     --------     --------     --------     --------
National City Bancorporation    100.00       166.96       179.35       280.46       274.52       182.44
S&P 500                         100.00       137.58       169.03       225.44       289.79       350.50
SNL $500M - $1B Bank Index      100.00       132.76       165.97       269.80       265.28       245.56
SNL $1B - $5B Bank Index        100.00       134.48       174.33       290.73       290.06       266.58


INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

     Certain directors of the Company are at present, as in the past, customers of the Company's subsidiaries and have obtained and expect to obtain loans from these subsidiaries in the ordinary course of business. In addition, some of the directors of the Company are at present, as in the past, also officers, directors, principal stockholders or affiliated with businesses that are customers of these subsidiaries and that have had and expect to obtain loans from these subsidiaries in the ordinary course of business. All such loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features.

                            PROPOSALS OF STOCKHOLDERS

     All proposals of stockholders intended to be presented at the 2001 Annual Meeting of Stockholders of the Company must be received by the Secretary of the Company at its executive offices on or before November 22, 2000. With respect to a stockholder proposal which the stockholder has not sought to include in the Company's proxy statement, notice of such proposal must be provided to the Company by February 5, 2001 or management proxies will be allowed to use their discretionary voting authority when the proposal is raised in the meeting.


                                  OTHER MATTERS

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors held six meetings during the last fiscal year. The Company has an Audit Committee and a Management Development and Compensation Committee but does not have a Nominating Committee of the Board of Directors.

     The Company's Audit Committee, which consists of Wendell R. Anderson, Marvin Borman, John H. Daniels, Jr., Thomas E. Holloran, Roger H. Scherer, Michael J. Boris and Esperanza Guerrero-Anderson, met eight times during the past fiscal year. The Audit Committee recommends to the full Board the engagement of the independent accountants, reviews the audit plan and results of the audit engagements, reviews the independence of the auditors, and reviews the adequacy of the Company's system of internal accounting controls.

     The Company's Management Development and Compensation Committee, which consists of David C. Malmberg, Marvin Borman, C. Bernard Jacobs, Roger H. Scherer, Sharon N. Bredeson, John H. Daniels, Jr., James B. Goetz, Sr. and Thomas E. Holloran, met one time during the last fiscal year. The Management Development and Compensation Committee reviews the Company's remuneration policies and practices, and makes recommendations to the Board in connection with all compensation matters affecting the Company.

     With the exception of Messrs. Dahlberg and Jacobs, each member of the Board of Directors attended at least 75 percent of the meetings held by the Board and committees on which such member served during the year.


AUDITORS

     Ernst & Young LLP has been the independent accountants for the Company since October 1993, and is expected to be retained for the year ending December 31, 2000. A representative of Ernst & Young LLP is expected to attend this year's Annual Meeting of Stockholders and have an opportunity to make a statement and/or respond to appropriate questions from stockholders.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the NASDAQ National Market System. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the fiscal year ended December 31, 1999, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were satisfied.

SOLICITATION

     The Company will bear the cost of preparing, assembling and mailing the proxy, Proxy Statement, Annual Report and other material which may be sent to the stockholders in connection with this solicitation. Solicitation other than by mail may be made by officers or regular employees of the Company by personal telephone solicitation, the cost of which is expected to be nominal. Georgeson Shareholder Communications Inc. has been retained by the Company to assist in solicitation of proxies at a fee not to exceed $5,000 plus out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward the soliciting material to the beneficial owners of stock, in which case they will be reimbursed by the Company for their expenses in doing so.

     The Board of Directors does not intend to present to the meeting any other matters not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment.

                                       By Order of the Board of Directors

                                       NATIONAL CITY BANCORPORATION

                                       /S/ Thomas J. Freed

                                       Thomas J. Freed,
                                       SECRETARY

                          NATIONAL CITY BANCORPORATION
           PROXY FOR ANNUAL MEETING OF STOCKHOLDERS -- APRIL 19, 2000

     The undersigned, a stockholder of National City Bancorporation (the "Company"), hereby appoints David L. Andreas and Thomas J. Freed, and each of them as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the Annual Meeting of the Stockholders of National City Bancorporation to be held at Gaviidae Common, 651 Nicollet Mall, Fifth Floor, Minneapolis, Minnesota, on Wednesday, April 19, 2000, at 11:00 a.m., and any adjournments or postponements thereof, upon matters set forth below, with all the powers which the undersigned would possess if personally present:

1.   ELECTION OF   [ ] FOR all nominees (except as    [ ] WITHHOLD AUTHORITY
     DIRECTORS:        marked to the contrary below)      to vote for all
                                                          nominees listed below

            TERRY L. ANDREAS, SHARON N. BREDESON, JAMES B. GOETZ, SR.

     (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.)

--------------------------------------------------------------------------------

2. Upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

           (Continued, and TO BE DATED AND SIGNED on the reverse side)

                          (continued from other side)

     The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice and Proxy Statement relating to the Annual Meeting.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. It will be voted on the matters set forth on the reverse side of this form as directed by the stockholder, but if no direction is made in the space provided, it will be voted FOR the election of all nominees to the Board of Directors.

                                        Dated ____________________________, 2000


                                        ________________________________________


                                        ________________________________________
                                        (STOCKHOLDER MUST SIGN EXACTLY AS THE
                                        NAME APPEARS AT LEFT. WHEN SIGNED AS A
                                        CORPORATE OFFICER, EXECUTOR,
                                        ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC.,
                                        PLEASE GIVE FULL TITLE AS SUCH. BOTH
                                        JOINT TENANTS MUST SIGN.)